EXHIBIT 99.1

                                          FOR:  Consolidated Graphics, Inc.

                                  APPROVED BY:  Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 529-4200

                                      CONTACT:  Betsy Brod/Nancy Healy
                                                Media:  Stan Froelich
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                   CONSOLIDATED GRAPHICS, INC, REPORTS
                      RECORD SECOND QUARTER RESULTS

-- Net Income Rises 76% in Sixth Consecutive Quarter of Record Financial Performance --

     HOUSTON, TEXAS -- October 29, 1997 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced record results for the second quarter ended September 30, 1997.

     Net income for the second quarter grew 76% to $4.3 million from $2.4 million for the same period in 1997. Operating income rose 72% to $7.7 million on a 55% increase in revenues to $53.4 million for the three-month period. On a per share basis, Consolidated Graphics earned $.33 in the quarter, compared to $.20 per share in the 1997 period. All per share figures reflect the Company's 2-for-1 stock split in January 1997.

     For the six months ended September 30, 1997, Consolidated Graphics' net income grew 98% to $8.1 million. Operating income increased 99% to $14.8 million during the first six months of 1998, compared to $7.4 million reported in 1997. Sales increased to $104 million, an increase of 66% over the prior year. Earnings per share for 1998 rose 85% to $.63 per share versus $.34 per share for the comparable period in 1997.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "During this recent quarter, the Company has again achieved new records for sales and profitability. Strong internal growth, coupled with our active acquisition program, has increased our current run rate revenues to over $250 million. Looking ahead, we believe the Company is well-positioned to capitalize on the strong momentum of our acquisition program and to continue improving operating results."

                                    - more -
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CONSOLIDATED GRAPHICS 1998 SECOND QUARTER RESULTS                    - 2 -


     Operating income margin for the second quarter was 14.3% up from 12.9% in the year ago period, and up sequentially from the 14.0% in the first quarter ended June 30, 1997. Commenting on the margin improvement, Davis added, "Our operating margins strengthened this quarter as our purchasing power continues to increase and we realize improved operating efficiencies from our investments in technology and equipment. In short, our companies are operating very well and we expect this strong performance to continue."

     Consolidated Graphics, Inc., is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions that are subject to the execution of definitive agreements, general economic conditions, continued demand for its product, the availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                              --Table to Follow---

                           CONSOLIDATED GRAPHICS, INC.

                                   (NYSE: CGX)

                              Financial Highlights
                    (in thousands, except per share amounts)

                                         Quarter Ended         Six Months Ended
                                         September 30,           September 30,

                                       1997        1996        1997        1996
Sales                              $ 53,363    $ 34,451    $104,038    $ 62,709
Cost of Sales                        36,485      23,864      71,230      44,030
  GROSS PROFIT                       16,878      10,587      32,808      18,679
Selling Expense                       5,160       3,410      10,091       6,258
General and Administrative Expense    4,066       2,722       7,946       5,014
  OPERATING INCOME                    7,652       4,455      14,771       7,407
Interest Expense                        754         595       1,648         934
  Pretax Income                       6,898       3,860      13,123       6,473
Income Taxes                          2,623       1,428       4,988       2,368
  NET INCOME                        $ 4,275     $ 2,432     $ 8,135     $ 4,105

Earnings Per Share                    $ .33       $ .20       $ .63       $ .34

Weighted Average Shares Outstanding  13,029      12,233      12,963      12,048



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